UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2006

THE ALLSTATE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	1-11840	36-3871531
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
organization)

2775 Sanders Road
Northbrook, Illinois		60062
(Address of Principal Executive Offices)		Zip

Registrant’s telephone number, including area code: (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.      Other Events.

On March 8, 2006, the Registrant issued a press release announcing that it and its subsidiaries Allstate Life Insurance Company (“ALIC”) and Allstate Life Insurance Company of New York (“ALNY”) had entered into a definitive agreement (“Agreement”) with Prudential Financial, Inc. and its subsidiary The Prudential Insurance Company of America (collectively “Prudential”) for the sale pursuant to a combination of coinsurance and modified coinsurance reinsurance of substantially all of its variable annuity business.  A copy of the press release is filed as Exhibit 99 to this report.

Total consideration is expected to be approximately $581 million, subject to adjustment for changes in equity markets and interest rates between the effective date of the Agreement and the closing of the transaction.  ALIC has entered into an economic hedge that it believes will substantially reduce its economic exposure to the variability of this arrangement from the period between the effective date of the Agreement and closing.   As a result of the modified coinsurance reinsurance, the separate account assets and liabilities will remain on the Registrant’s consolidated statements of financial position, but the related results of operations will be fully reinsured to Prudential.  The sale is expected to result in the recognition of a small gain, which will be amortized into earnings over the life of the Agreement.  A level of cash or cash equivalents in an amount equal to ALIC’s and ALNY’s fixed (general) account liabilities of approximately $1 billion, net of the consideration, will be needed to settle the obligation to Prudential at closing under the coinsurance portion of the Agreement.  An evaluation will occur in the first quarter of 2006 regarding available sources of funds for settlements, which may include such items as cash flows from operations, sales of existing investments or borrowings.

Under the Agreement, the Registrant, ALIC and ALNY will each indemnify Prudential for certain pre-closing contingent liabilities (including extra-contractual liabilities of ALIC and ALNY and liabilities specifically excluded from the transaction) that ALIC and ALNY have agreed to retain.  In addition, the Registrant, ALIC and ALNY will each indemnify Prudential for certain post-closing liabilities that may arise from the acts of ALIC, ALNY and their agents, including in connection with ALIC’s and ALNY’s provision of transition services.

The terms of the Agreement will give Prudential the right to be the exclusive provider of its variable annuity products through the Allstate proprietary agency force for three years and a non-exclusive preferred provider for the following two years.  During a transition period, ALIC and ALNY will continue to issue new variable annuity contracts, accept additional deposits on existing business from existing contractholders on behalf of Prudential and, for a period of twenty-four months or less, service the reinsured business while Prudential prepares for the migration of the business onto its servicing platform.  ALIC and ALNY have also agreed to continue to issue variable annuity contracts in the financial institutions channel for a period of at least thirty-three months and cede them to Prudential.  The Agreement is subject to regulatory approval and is expected to be completed by the end of the second quarter of 2006.

In 2005, ALIC’s and ALNY’s variable annuity business generated approximately $278 million in contract charges on separate account balances of $14 billion and general account balances of $2 billion as of December 31, 2005.  Separate account balances totaling approximately $1 billion related to the variable life business and three companies held for sale continue to be retained by ALIC.

Section 9 – Financial Statements and Exhibits

Item 9.01.       Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

99	Registrant’s press release dated March 8, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION

By:	/s/ Mary J. McGinn
	Name:	Mary J. McGinn
	Title:	Secretary

Date:  March 13, 2006